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                                                                  Exhibit (c)(4)


                           CONFIDENTIALITY AGREEMENT

   THIS CONFIDENTIALITY AGREEMENT, dated as of July 1, 1997, is made by and between Bucyrus International, Inc., a Delaware corporation ("Bucyrus") and American Industrial Partners ("Advisor").

   WHEREAS, Bucyrus has requested that Advisor provide certain information to Bucyrus and participate in discussions with Bucyrus regarding certain future business agreements relating to Bucyrus, and

   WHEREAS, in order to further such discussions, Advisor has requested access to certain information concerning Bucyrus and its business, and Bucyrus has consented to provide such information subject to restrictions on its use and further disclosure, and

   WHEREAS, Advisor recognizes that the information requested and/or provided by Bucyrus is non-public, confidential and/or proprietary and, in consideration of its disclosure hereunder, is willing to abide by the restrictions required by Bucyrus.

   NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants contained herein, and other good and valuable information, the receipt of which is hereby mutually acknowledged, the parties hereby agree as follows:

   1. Advisor agrees to treat all information and materials about Bucyrus disclosed by Bucyrus during the course of these discussions as confidential, and to hold all such information and materials ("Confidential Information") in trust and confidence, exercising no less care in maintaining the security thereof as Advisor does or would with respect to its own confidential and proprietary information.

   2. Advisor agrees to use Confidential Information only for the purpose of considering, analyzing and providing information to Bucyrus regarding the business agreements referenced above.

   3. Advisor will limit the disclosure, distribution and discussion of Confidential Information to those directors, officers, employees and consultants of Advisor who are (a) directly involved in Advisor's consideration of the proposed transaction and (b) aware of and subject to Advisor's obligations of confidentiality hereunder. In the event Advisor or any person to whom Advisor has disclosed Confidential Information becomes legally compelled to disclose any Confidential Information, such person will provide Bucyrus with prompt notice of such requirement so that Bucyrus may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this agreement. In the event a protective order or other remedy is
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not obtained, or compliance is waived, Advisor agrees that there will be furnished to the authorities compelling disclosure only such portion of the Confidential Information as Advisor's counsel shall advise in writing must be disclosed. Prior to such disclosure, Advisor and Bucyrus will consult and use all reasonable efforts to agree on the nature, form, timing and content of such disclosure.

    4. Upon the request of Bucyrus, Advisor shall return to Bucyrus all written Confidential Information, and shall promptly destroy all copies of any analyses, summaries or extracts prepared by Advisor or for its use containing or reflecting any Confidential Information. Advisor shall provide a written affidavit, signed by an officer of Advisor, that all such Confidential Information has been returned or destroyed.

    5. Neither Advisor nor any affiliate of Advisor shall, prior to the third anniversary date of this agreement, without the prior written consent of Bucyrus' Board of Directors:

        a. effect or propose or make any statement publicly or to the Board of Directors of Bucyrus with respect to (i) any form of business combination with, or restructuring or recapitalization of Bucyrus,
            (ii) any purchase of securities or assets of Bucyrus, or (iii) any proposal to seek representation on the Board of Directors of Bucyrus or otherwise to seek to influence or control the management, Board of Directors or policies of Bucyrus, or

        b. instigate, encourage, join, act in concert with or assist any third party in doing any of the foregoing, other than as a participant in a transaction when the Advisor is not the lead participant, not in control and is not the agent.

    6. Advisor acknowledges that it is aware, and that it will advise all persons who are informed as to the matters which are the subject of this agreement, that applicable securities laws may prohibit any person who has received material, non-public information about Bucyrus from purchasing or selling securities of Bucyrus or from communicating such information to any other person under circumstances in which it is reasonably forseeable that such person is likely to purchase or sell such securities.

    7. Advisor acknowledges that the disclosure of Confidential Information in violation of this agreement could cause irreparable injury to Bucyrus, and that the remedy at law for such breach would be inadequate. Therefore, if Advisor engages in any act in violation hereof, Bucyrus shall be entitled, in addition to such other remedies and damages as may be available to it by law or hereunder, to injunctive or other equitable relief.

    8. The parties mutually agree not to disclose the discussions contemplated by this agreement to any third parties except as and in a form mutually agreed between the parties, or as explicitly required by law.
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9.  The term "Confidential Information" does not include:

    a. information which was known to Advisor prior to receipt from Bucyrus:

    b. information which is now generally available in the public domain, or which in the future enters the public domain through no fault of Advisor, but only from such date as such information becomes so available;

    c. information which is disclosed to Advisor at any time by a third party without violation by such party of an independent obligation of confidentiality (but for a period of two years following the date of this agreement, Advisor shall, before using or further disclosing information so obtained, take resonable steps to determine the circumstances under which such information was obtained by such third party);

    d. technical information which was or is independently developed by an employee or Advisor not having access to Confidential Information supplied by Bucyrus; or

    e. information released from its confidential status by the prior written consent of Bucyrus.

  10. Bucyrus makes no representation or warranty as to the accuracy or completeness of Confidential Information.

  11. This agreement shall be governed by and interpreted in accordance with the internal laws of the State of Wisconsin.

  IN WITNESS WHEREOF, the parties hereto have entered into this Confidentiality Agreement as of the date first written above.


BUCYRUS INTERNATIONAL, INC.                  AMERICAN INDUSTRIAL PARTNERS

By:  /s/ W.R. Hildebrand                     By:    /s/ Lawrence W. Ward Jr.
    -----------------------                         ------------------------
    W.R. Hildebrand                          Name:  Lawrence W. Ward Jr.
    President & Chief Executive Officer             ------------------------
                                             Title: Principal
                                                    ------------------------

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